Exhibit 12.1

M.A. Hanna Company
Ratio of Earnings to Fixed Charges
(in thousands)

                                                Six Months
                                                  Ended
                                                 June 30                     Year Ended December 31
                                              1996      1995         1995       1994      1993      1992      1991
Consolidated pre-tax income
from continuing operations                   $50,896   $54,387    $ 98,821   $ 66,222   $37,654   $27,005   $(16,195)

Adjustments
    Fixed charges - excluding
    capitalized interest

        Consolidated interest expense         11,231    14,153      26,278     28,549    32,258    32,509     23,221
        Interest portion of rental expense     3,144     2,909       5,942      5,624     5,281     4,729      4,905
            Total fixed charges               14,375    17,062      32,220     34,173    37,539    37,238     28,126

Adjusted earnings                            $65,271   $71,449    $131,041   $100,395   $75,193   $64,243    $11,931

Ratio of earnings to fixed charges              4.54      4.19        4.07       2.94      2.00      1.73       0.42

